Pricing Supplement dated December 5, 2002                         Rule 424(b)(3)
(To Prospectus dated November 30, 2001 and                    File No. 333-72676
Prospectus Supplement dated November 30, 2001)                Cusip No.88319QF32



                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                     Textron Financial Canada Funding Corp.
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                  Floating Rate

Issuer:  Textron Financial Corporation



-------------------------------------------------------------------------------
Principal Amount:  $50,000,000          Initial Interest Rate:  2.67%
Agent's Discount or Commission: 0.35% Original Issue Date: December 9, 2002 Net Proceeds to Issuer: $49,825,000 Stated Maturity Date: December 9, 2005
-------------------------------------------------------------------------------

Interest Category
[X]  Regular Floating Rate Note

[ ]  Floating  Rate/Fixed  Rate Note
       Fixed  Rate  Commencement  Date:
       Fixed Interest Rate: %

[  ] Inverse Floating Rate Note
       [ ] Fixed Interest Rate: %

Interest Rate Basis or Bases:
       [ ] CD Rate         [ ] Federal Funds Rate     [ ] Prime Rate
       [ ] CMT Rate        [X] LIBOR                  [ ] Other (see attached)
       [ ] Commercial      [ ] Treasury Rate
            Paper Rate

If LIBOR:
       [ ] LIBOR Reuters Page:
       [X] LIBOR Telerate Page:  3750
       LIBOR Currency:  US$

If CMT Rate:
       CMT Telerate Page:
                             [ ] Telerate Page 7051
                             [ ] Telerate Page 7052
                                 [ ] Weekly Average
                                 [ ] Monthly Average

Spread (+/-):  +125 bps                    Maximum Interest Rate:     %

Spread Multiplier:  N/A                    Minimum Interest Rate:     %

Index Maturity:  3 month

Initial Interest Reset Date:  March 10, 2003

Interest  Reset  Dates:  Quarterly,  on the 9th day of March,  June,  September,
                         December

Interest Payment Dates:  Quarterly,  on the 9th day of March,  June,  September,
                         December

Interest  Determination  Dates:  two business days prior to each Interest  Reset
                                 Date

Regular Record Date(s):

Calculation Agent (if other than SunTrust Bank):


Day Count Convention:
       [X] Actual/360 for the period from December 9, 2002 to December 9, 2005
       [ ] Actual/Actual  for the period from  _______ to _______
       [ ] 30/360 for the  period from _______ to _______

Redemption:
       [X] The Notes  cannot be redeemed  prior to the Stated  Maturity  Date.
       [ ] The Notes can be redeemed prior to Stated Maturity Date.
           Initial Redemption Date:
           Initial Redemption Percentage:  ____%
           Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:
       [X] The Notes cannot be repaid prior to the Stated  Maturity Date.
       [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
           Optional Repayment Date(s):
           Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:  [  ]   Yes  [X]   No
     Issue Price: %

         Total Amount of OID:
         Yield to Maturity:             %
         Initial Accrual Period OID:

Agent:
       [X] Merrill Lynch, Pierce, Fenner &      [ ] Wachovia Securities Smith
                    Incorporated                [ ] Fleet Securities, Inc.
       [ ] J.P. Morgan Securities Inc.          [ ] Salomon Smith Barney Inc.
       [ ] Banc of America Securities LLC       [ ] UBS Warburg LLC
       [ ] Banc One Capital Markets, Inc.       [ ] Other: ________________
       [ ] Barclays Capital Inc.
       [ ] Credit Suisse First Boston Corporation
       [ ] Deutsche Bank Alex. Brown Inc.


Agent acting in the capacity as indicated below:
       [X] Agent      [  ] Principal

If as Principal:
       [ ] The Notes are being offered at varying  prices related to prevailing market prices at the time of resale.
       [ ] The Notes are being offered at a fixed initial public offering price of % of the Principal Amount.

If as Agent:
        The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other provisions:




       Terms are not completed for certain items above because such items are not applicable.